PRESS RELEASE

Silverton Adventures, Inc. announces a Successful End to the Calendar Year

Las Vegas, Nevada (WEB SITE) December 21, 2011 – Silverton Adventures, Inc. (“Silverton” or the “Company” – OTCBB: “SVAD”), a publicly traded holding company, is closing out a record calendar year with an aggressive plan for continued growth for 2012 and beyond.

The calendar year 2011 saw the Company grow steadily throughout the year both in terms of financial performance, but also with their operations in Las Vegas, Nevada. Silverton not only saw steady asset, revenue, net income, and stockholders’ equity growth each quarter this calendar year, but also moved into a better equipped facility at year end.

On December 1, the Company moved to its new base of operations.  The Company’s new facilities will allow for plenty of room for growth for both of its operational subsidiaries, Silverton Printing, Inc. (“Silverton Print”) and Worldwide Media Organization, Inc. (“Worldwide Media”). Silverton’s President, Ron Miller said, “We were excited to move into our new facilities off of Valley View Boulevard in Las Vegas, Nevada. This move has been a long time coming and is the next big step in Silverton’s growth plans. This facility will allow our printing division, Silverton Print, to expand as planned in 2012 to include on demand online digital printing. When we make the move to “Print on Demand”, we expect our printers to be operating 24 hours a day on an automated basis.  This will not only significantly increase the division’s revenue base, but should lower the cost per print job through automation thus increasing our bottom line.  Additionally, the new facility will provide our Worldwide Media division with a larger area for our DVD production equipment and inventory storage as we push to expand our DVD product catalog with significant capital investment in both new acquisitions from licensors worldwide that have high production quality home video and educational content, and the in house production of new, relevant educational titles directed towards the schools, libraries, and home schoolers. This division’s performance is driven by the availability of new products for our distributors to market and we plan to make a concerted effort to provide them with exactly that, an ever increasing catalog of new educational and home video market titles.”

On the financial side, the Company is growing with each quarter that passes and fully expects for fiscal year end 2012 to be its best year to date.  As of June 30, 2011 (Fiscal Year End), the Company’s revenues were $475,262 USD as compared to $61,883 USD for the same time period in 2010, an increase of over 700%. This Company was close to profitable operations with a total net loss of only $1,045 USD for the fiscal year end. This cash flow positive trend continued for first quarter ended September 30, 2011 where the Company produced its first cash flow positive quarter with net income for the quarter was $37,044 USD on revenue quarterly revenue of $165,532 USD. Ron Miller said further, “Our Worldwide Media division’s income statement performance each quarter is a direct result of an increase in the products offered to our customers, an increase in our customer base especially through new agreements with national distributors (both traditional and online), and lower cost of sales due to direct distribution of our products to the end buyer by these same new distributors. We are looking to expand our product offering the next few months and approach additional distributors who will deepen the number of potential end purchasers who have access to our catalog of media products.  This should result in the continued growth of our revenue and thus our net income each quarter into the future. We are very excited about the upcoming new calendar year. We feel that 2012 will bring continued growth and be Silverton’s best year to date.”

About Silverton Adventures, Inc.

Silverton Adventures, Inc. (the “Company”) is a publicly traded holding company which operates two wholly-owned subsidiaries, Silverton Printing, Inc. (“Silverton Printing”) and Worldwide Media Organization, Inc. (“Worldwide Media”). Through Silverton Printing, the Company has a principal business objective of providing conventional or online digital printing and mailing services to companies nationwide. Through Worldwide Media, the Company has a principal business objective being the original production, acquisition (through exclusive licensing arrangements with independent producers worldwide), sales and distribution of educational, special interest, family oriented, inspirational and children’s DVDs and programs through major distributors nationwide.

For more information about the Company: www.SilvertonAdventures.com.

Forward-Looking Statements

Statements in this press release other than statements of historical fact, including statements regarding the company’s plans, beliefs, and estimates as to projected market size are “forward-looking statements.” Such statements are subject to certain risks and uncertainties, including factors listed from time to time in the company’s SEC filings, and actual results could differ materially from expected results. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent of obligation to update these forward-looking statements. Accordingly, readers should not place undue reliance on statements containing forward looking information. Investors are urged to consider closely the disclosures as contained in our filings with the Securities and Exchange Commission, especially our Form 10-K (Annual Report under Section 13 or 15(d) of the Securities and Exchange Act of 1934) which is available at www.sec.gov.

For More Information

Contact:

Ted D. Campbell II

Grow Public, Inc.

Growpublic1@gmail.com

210-913-5497